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                                                                    Exhibit 99.1


For Immediate Release                   Contact: Sonya Headen, (702) 367-5222 or
September 12, 2002                               Jack Leone, (702) 367-5680




                        SIERRA PACIFIC RESOURCES RESPONDS
                       TO SOUTHERN NEVADA WATER AUTHORITY

     LAS VEGAS, Nevada -- Sierra Pacific Resources (NYSE: SRP), whose electric utilities serve most of Nevada and the Lake Tahoe portion of California, today delivered the attached letter to the Southern Nevada Water Authority (SNWA). The correspondence was in response to SNWA's letter regarding the agency's proposal to enter into negotiations for the possible purchase of Nevada Power Company.

     Copies of Sierra Pacific's response are also being delivered to Nevada Gov. Guinn, SNWA Board of Directors, the Clark County Commission, the Public Utilities Commission of Nevada, and other municipal and state government leaders. The letter reads as follows:

Re: Your Letter of August 22, 2002

Dear Ms. Mulroy,

         On August 22 you wrote to advise that the Board of Directors of Southern Nevada Water Authority had authorized the preparation of a proposal for the purchase of Nevada Power Company. Your letter stated that SNWA was making no commitment and had no obligation to proceed, and was accompanied by no financing commitment of any kind. If an offer is eventually made, your letter stated that it would be conditioned, among other things, on the "availability of financing under reasonable terms", "receipt of applicable regulatory approvals" and "due diligence".

         Although your letter did not constitute an offer, our Board of Directors has taken your interest seriously and has considered the letter in light of our responsibilities to customers, shareholders, employees and the communities which we serve. We have concluded that the letter describes an unrealistic transaction and does not provide a useful basis for discussions.

         The problems are readily apparent: the acquisition would be a totally leveraged transaction, by a party that has:

         -     an unrealistic financing plan


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         -     no experience or track record either in accomplishing a
               multi-billion dollar corporate acquisition or the management of an electric utility, and

         -     a multiplicity of other financial, legal and procedural issues.

         The following are illustrative of only some of the Board's substantive concerns:

         1. SNWA has provided no reasonable assurance of the necessary financing. The acquisition indebtedness would not be backed by the existing credit, assets or revenues of the SNWA water system; and revenues from SNWA's sales tax subsidy and regional connection fees - which account for the majority of SNWA's total revenues -- would not be available to service the new debt.

         2. The multi-billion dollar acquisition price would be funded entirely by debt, creating a capital structure with no equity whatsoever.

         3. The overwhelming size disparity between Nevada Power and SNWA is a substantial obstacle in itself. As compared to Nevada Power's estimated revenues of approximately $1.5 billion this year, SNWA's 2001 revenues from operations were less than $70 million. The majority of funds for SNWA come from non-operating sources, including nearly $50 million of sales taxes and $98 million from customer connection fees in 2001.

         4. The one page legal memorandum accompanying the August 22 letter does not begin to address critical legal issues that would arise from the proposed commitment of taxpayer funds to an acquisition of Nevada Power by a joint powers agency whose governing document makes clear that it was organized for a completely different purpose.

         Given our grave concerns with SNWA's unrealistic financing plans, the proposed funding entirely with debt, important and significant legal issues, SNWA's unproven skills in managing a utility many times its size and in a different business, and the other matters referred to above, the proposed acquisition is simply unworkable and it would be a serious disservice to Nevada Power's customers, shareholders, creditors, employees and the Southern Nevada community to bet their future on a highly risky 100% leveraged buyout.

         Should you wish our Board to give further consideration to this matter, SNWA must provide legal and financial plans that demonstrate SNWA's ability to execute a fully financed, premium offer and a feasible plan for implementation that is consistent with our obligations to customers, shareholders and our other stakeholders.


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